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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                             U.S. Home Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    90335C100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 7, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90335C100                   13G                     Page 2 of 10 Pages


--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Midwood Capital Management LLC
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC Use Only



--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization    Delaware



--------------------------------------------------------------------------------
                     5.  Sole Voting Power                444,648


                     -----------------------------------------------------------
                     6.  Shared Voting Power              0
Number of
Shares
Beneficially         -----------------------------------------------------------
Owned by             7.  Sole Dispositive Power           444,648
Each Reporting
Person With
                     -----------------------------------------------------------
                     8.  Shared Dispositive Power         0


--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        444,648

--------------------------------------------------------------------------------
  10.   Check if the Aggregate Amount in Row (9) Excludes                   [ ]
        Certain Shares (See Instructions)


--------------------------------------------------------------------------------
  11.   Percent of Class Represented by Amount in Row (9)

        5.5%

--------------------------------------------------------------------------------
  12.   Type of Reporting Person (See Instructions)

        IA

--------------------------------------------------------------------------------

CUSIP No. 90335C100                   13G                     Page 3 of 10 Pages


--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        David E. Cohen
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC Use Only



--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization    USA



--------------------------------------------------------------------------------
                     5.  Sole Voting Power                0


                     -----------------------------------------------------------
                     6.  Shared Voting Power              444,648
Number of
Shares
Beneficially         -----------------------------------------------------------
Owned by             7.  Sole Dispositive Power           0
Each Reporting
Person With
                     -----------------------------------------------------------
                     8.  Shared Dispositive Power         444,648


--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        444,648

--------------------------------------------------------------------------------
  10.   Check if the Aggregate Amount in Row (9) Excludes                   [ ]
        Certain Shares (See Instructions)


--------------------------------------------------------------------------------
  11.   Percent of Class Represented by Amount in Row (9)

        5.5%

--------------------------------------------------------------------------------
  12.   Type of Reporting Person (See Instructions)

        IN

--------------------------------------------------------------------------------

CUSIP No. 90335C100                   13G                     Page 4 of 10 Pages


--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Ross D. DeMont
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC Use Only



--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization    USA



--------------------------------------------------------------------------------
                     5.  Sole Voting Power                0


                     -----------------------------------------------------------
                     6.  Shared Voting Power              444,648
Number of
Shares
Beneficially         -----------------------------------------------------------
Owned by             7.  Sole Dispositive Power           0
Each Reporting
Person With
                     -----------------------------------------------------------
                     8.  Shared Dispositive Power         444,648


--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        444,648

--------------------------------------------------------------------------------
  10.   Check if the Aggregate Amount in Row (9) Excludes                   [ ]
        Certain Shares (See Instructions)


--------------------------------------------------------------------------------
  11.   Percent of Class Represented by Amount in Row (9)

        5.5%

--------------------------------------------------------------------------------
  12.   Type of Reporting Person (See Instructions)

        IN

--------------------------------------------------------------------------------

CUSIP No. 90335C100                   13G                     Page 5 of 10 Pages


--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Midwood Capital Partners, L.P.
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC Use Only



--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization    Delaware



--------------------------------------------------------------------------------
                     5.  Sole Voting Power                197,798


                     -----------------------------------------------------------
                     6.  Shared Voting Power              0
Number of
Shares
Beneficially         -----------------------------------------------------------
Owned by             7.  Sole Dispositive Power           197,798
Each Reporting
Person With
                     -----------------------------------------------------------
                     8.  Shared Dispositive Power         0


--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        197,798

--------------------------------------------------------------------------------
  10.   Check if the Aggregate Amount in Row (9) Excludes                   [ ]
        Certain Shares (See Instructions)


--------------------------------------------------------------------------------
  11.   Percent of Class Represented by Amount in Row (9)

        2.4%

--------------------------------------------------------------------------------
  12.   Type of Reporting Person (See Instructions)

        PN

--------------------------------------------------------------------------------

CUSIP No. 90335C100                   13G                     Page 6 of 10 Pages


--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Midwood Capital Partners QP, L.P.
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [ ]

--------------------------------------------------------------------------------
  3.    SEC Use Only



--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization    Delaware



--------------------------------------------------------------------------------
                     5.  Sole Voting Power                246,850


                     -----------------------------------------------------------
                     6.  Shared Voting Power              0
Number of
Shares
Beneficially         -----------------------------------------------------------
Owned by             7.  Sole Dispositive Power           246,850
Each Reporting
Person With
                     -----------------------------------------------------------
                     8.  Shared Dispositive Power         0


--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        246,850

--------------------------------------------------------------------------------
  10.   Check if the Aggregate Amount in Row (9) Excludes                   [ ]
        Certain Shares (See Instructions)


--------------------------------------------------------------------------------
  11.   Percent of Class Represented by Amount in Row (9)

        3.0%

--------------------------------------------------------------------------------
  12.   Type of Reporting Person (See Instructions)

        PN

--------------------------------------------------------------------------------

CUSIP No. 90335C100                                                 Page 7 of 10


ITEM 1.

(a)    NAME OF ISSUER: U.S. Home Systems, Inc. (the "Issuer").

(b) ADDRESS OF THE ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 405 State Highway 121 Bypass, Building A, Suite 250, Lewisville, Texas 75067.


ITEM 2.

(a) NAME OF PERSON FILING: This joint statement on Schedule 13G is being filed by David E. Cohen, Ross D. DeMont, Midwood Capital Management LLC, Midwood Capital Partners, L.P. and Midwood Capital Partners QP, L.P., who are collectively referred to as the "Reporting Persons." Messrs. Cohen and DeMont (the "Managers") are the managers of Midwood Capital Management LLC ("Capital"), which is the sole general partner of each of Midwood Capital Partners, L.P. ("LP") and Midwood Capital Partners QP, L.P. ("QP" and together with LP, the "Funds"). The Reporting Persons have entered into a Joint Filing Agreement, dated as of June 16, 2006, a copy of which is filed with this Schedule 13G as
Exhibit 1 (which is incorporated herein by reference), pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k) under the Act.

(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE: The principal business office of the Reporting Persons with respect to the shares reported hereunder is 575 Boylston St., 4th Floor, Boston, MA 02116.

(c) CITIZENSHIP: Capital is a Delaware limited liability company. Each of the Funds is a Delaware limited partnership. Each of the Managers is a U.S. citizen.

(d)    TITLE AND CLASS OF SECURITIES: Common stock, $.001 par value ("Common
Stock")

(e)    CUSIP Number: 90335C100


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

N/A


ITEM 4.   OWNERSHIP

In the aggregate, the Reporting Persons beneficially own 444,648 shares of the Common Stock of the Issuer, representing approximately 5.5% of such class of securities. The beneficial ownership of each Reporting Person is as follows: (i) LP beneficially owns 197,798 shares of the Common Stock, representing approximately 2.4% of the class, (ii) QP beneficially owns 246,850 shares of the Common Stock, representing approximately 3.0% of the class, and (iii) Capital, as the sole general partner of each Fund, and Messrs. Cohen and DeMont, as the managers of Capital, each beneficially own 444,648 shares of the Common Stock of the Issuer representing approximately 5.5% of the class. The percentage of the Common Stock beneficially owned by each Reporting Person is based on a total of 8,151,027 shares of the Common Stock of the Issuer

CUSIP No. 90335C100                                                 Page 8 of 10



outstanding as of May 8, 2006, as reported in the most recent annual report of the Issuer on Form 10-Q for the fiscal quarter ended March 31, 2006.

Each Fund has the power to vote and dispose of the shares of Common Stock beneficially owned by such Fund (as described above). Capital, as the sole general partner of the Fund, has the sole authority to vote and dispose of all of the shares of Common Stock reported in this Schedule 13G. Each of the Managers, by virtue of their positions as managers of Capital, has the shared authority to vote and dispose of all of the shares of Common Stock reported in this joint statement Schedule 13G.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

N/A


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

N/A


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

N/A


ITEM 10.   CERTIFICATION

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose.

CUSIP No. 90335C100                                                 Page 9 of 10


                                    Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              Date: June 16, 2006

                                              MIDWOOD CAPITAL PARTNERS, L.P.

                                              By: Midwood Capital Management LLC
                                                    General Partner

                                              By: /s/ David E. Cohen
                                                  ------------------------------
                                                  David E. Cohen
                                                  Manager



                                              MIDWOOD CAPITAL
                                              PARTNERS QP, L.P.

                                              By: Midwood Capital Management LLC
                                                    General Partner

                                              By: /s/ David E. Cohen
                                                  ------------------------------
                                                  David E. Cohen
                                                  Manager



                                              MIDWOOD CAPITAL
                                              MANAGEMENT LLC

                                              By: /s/ David E. Cohen
                                                  ------------------------------
                                                  David E. Cohen
                                                  Manager

CUSIP No.  90335C100                                               Page 10 of 10



                                              DAVID E. COHEN

                                              /s/ David E. Cohen
                                              ----------------------------------
                                              David E. Cohen



                                              ROSS D. DEMONT

                                              /s/ Ross D. DeMont
                                              ----------------------------------
                                              Ross D. DeMont

CUSIP No. 90335C100                                                  Page 1 of 2


                                    Exhibit 1

                             JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of June 16, 2006, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of common stock of U.S. Home Systems, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

                                              MIDWOOD CAPITAL PARTNERS, L.P.

                                              By: Midwood Capital Management LLC
                                                    General Partner

                                              By: /s/ David E. Cohen
                                                  ------------------------------
                                                  David E. Cohen
                                                  Manager



                                              MIDWOOD CAPITAL
                                              PARTNERS QP, L.P.

                                              By: Midwood Capital Management LLC
                                                    General Partner

                                              By: /s/ David E. Cohen
                                                  ------------------------------
                                                  David E. Cohen
                                                  Manager



                                              MIDWOOD CAPITAL
                                              MANAGEMENT LLC

                                              By: /s/ David E. Cohen
                                                  ------------------------------
                                                  David E. Cohen
                                                  Manager

CUSIP No. 90335C100                                                  Page 2 of 2



                                              DAVID E. COHEN

                                              /s/ David E. Cohen
                                              ----------------------------------
                                              David E. Cohen



                                              ROSS D. DEMONT

                                              /s/ Ross D. DeMont
                                              ----------------------------------
                                              Ross D. DeMont